Exhibit 99.1
S1 Corporation Announces Additional Stock Repurchase Authorization
And Director Resignation
Norcross, Georgia, September 10, 2008 — S1 Corporation (Nasdaq: SONE), a leading global provider of customer interaction financial and payment solutions, today announced that its Board of Directors has authorized an increase to its previously approved stock repurchase program that provides total authorization for the Company to purchase up to 4,000,000 shares of its common stock from time to time in open market and privately negotiated transactions, through block trades or otherwise, as market and business conditions warrant. The Company will finance repurchases with available cash. Approximately $8 million remained available under the Company’s prior authorization. The repurchase program may be modified or suspended at any time or from time to time, without prior notice, at the Company’s discretion.
The Company also announced that Jeff Smith has resigned from the Company’s Board of Directors effective immediately. “I enjoyed serving on the Board of S1 and am proud of all that the Company accomplished in a relatively short amount of time,” commented Jeff Smith. “At this time, there are other opportunities which are demanding more of my attention and S1 is in extremely capable hands. S1 has a first-rate management team led by an outstanding CEO and a good, constructive and complementary Board of Directors.”
“On behalf of the Board, I want to thank Jeff for his many contributions to the Company’s success since he joined the Board in 2006,” said John Spiegel, Chairman of the Board of S1 Corporation. “The Company has benefited greatly from Jeff’s input and counsel and we wish him the best in his future endeavors.”
About S1 Corporation
S1 Corporation (Nasdaq: SONE) delivers customer interaction software for financial and payment services and offers unique solution sets for financial institutions, retailers, and processors under three brand names: Postilion, S1 Enterprise and FSB Solutions. Additional information about S1 solutions is available at www.s1.com, www.postilion.com, www.s1enterprise.com and www.fsb-solutions.com.
Forward Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC’s web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.
Investor Contact:
Gregory D. Orenstein
SVP, Corporate Development and Chief Legal Officer
404.923.3500
greg.orenstein@s1.com